EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT

Employment Agreement, dated as of November 15, 2004, between Alvin Estevez ("Executive") an individual residing at 102-30 66th Road, Forest Hills, NY 11375 and Enigma Software Group, Inc., a Delaware Corporation (the "Company") with an office at 17 State Street, New York, NY 10004.

WHEREAS, the Executive is currently employed by the Company as its President and Chief Executive Officer;

WHEREAS, the Company would like the Executive to continue as an employee of the Company in his current position as President and Chief Executive Officer;

WHEREAS, the Executive and Company desire to set forth in writing the terms of Executive's continued employment with the Company NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.   EMPLOYMENT

The Company agrees to continue the employment of Executive and Executive agrees to continue as an employee of the Company upon the terms and conditions set forth in this Agreement.

2.   POSITION

The Company agrees that Executive shall continue to serve as President and Chief Executive Company reporting to the Company's Board of Directors (the "Board").

3.   DUTIES

Executive agrees to continue to perform the duties and responsibilities currently being performed by the President and Chief Executive Officer of the Company, together with such other duties and responsibilities that are consistent with the office of Chief Executive Officer that the Board may from time to time assign to him. Executive shall devote substantially all of his business time, attention and energies to the business of the Company and to the performance of his responsibilities and duties. Executive shall carry out such responsibilities and duties in good faith and to the best of his ability.

4.   TERM

The term of Executive's employment (the "Term") shall be for two years commencing January 1, 2004 and terminating December 31, 2006; provided, that at the end of each calendar year such Term shall be automatically extended for an


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additional one year term unless either party to this Agreement shall have notified the other in writing within 30 days prior to the end of the current calendar year of such party's determination not to renew this Agreement.

5.   COMPENSATION

     a.   Salary

Company shall pay Executive, in accordance with its normal payroll practices, an annual salary of no less than $150,000 per year commencing January 1, 2004. The Board may increase such salary from time to time after December 31, 2004 to take into account such factors as the Board, in its sole discretion, shall consider including the annual percentage change in the Consumer Price Index prepared by the Bureau of Labor Statistics ("CPI") and salary levels of top executives at comparable public or private companies.

     b.   Annual Performance Bonus

Commencing January 1, 2005 Executive shall be entitled to receive an annual bonus based on the Company's financial performance. The Board, in its sole discretion, shall determine the terms of such bonus including:

          (i). Financial performance criteria that must be achieved for a bonus to be earned,

          (ii).  Formula for calculating such annual bonus, and

          (iii). Payment of any bonus earned in cash and/or stock.

     c.   Additional Incentive Awards

Commencing January 1, 2005 the Board, in its sole discretion, may establish one or more long-term incentive programs for Executive consisting of (but not limited to):

          (i). Equity awards such as shares of Company stock or stock options to purchase shares of Company stock; and

          (ii). Awards payable in cash or shares of Company stock that are based on Company financial performance over a period of at least 2 years.

The terms of any award granted to Executive under this Paragraph 5(c) shall be in accordance with the provisions specified in a separate written agreement evidencing such award and executed by Executive and the Company.

          d.       Transaction Bonus

Executive shall receive a special bonus of $500,000 payable in cash or stock at the discretion of the Board in the event that the Company becomes a public owned


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company on or after January 1, 2004 through an initial public offering of stock under the Securities Act of 1933, as amended, or the acquisition or merger by the Company with a company whose stock is publicly traded on an established United States securities market (provided that the Company is the surviving entity with respect to such acquisition or merger).

6.   BENEFITS

During the Term of this Agreement, Executive shall be entitled to participate in any employee benefit plan or program established by the Company for its senior executives or other employees including, but not limited to, medical, prescription, dental, disability, life, accidental death or other insurance plans and any deferred compensation or retirement plan or program.

7.   PERQUISITES

The Company shall provide the Executive with each of the following benefits set forth below.

     a. Company shall reimburse Executive for ordinary, necessary and reasonable business expenses that Executive incurs in connection with the performance of his duties under this Agreement including, but not limited to, travel, office, and entertainment expenses.

     b. Executive shall be entitled to five weeks paid vacation per year. Vacation time shall accrue at a rate of 1 day for each 14.6 calendar days that elapse. Within 30 days of the end of each calendar year, the Company shall pay Executive in cash an additional amount equal to the number of days vacation accrued and unused over such year multiplied by the base salary in effect for Executive.

     c. A company car selected by the Executive and an auto allowance of $20,000 per year.

     d. All legal, accounting and other costs directly or indirectly related to the preparation and filing of Executive's federal and state income tax returns including any fees incurred with respect to any court, administrative or other proceeding instituted by Executive or any government or administrative body with respect to such tax returns.

8.   TERMINATION OF EMPLOYMENT

Upon the Executive's termination of employment with the Company for any reason, the Company and Executive shall enter into a separation agreement with the Company (TO BE DISCUSSED)


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9.   NON-COMPETE; NON-DISCLOSURE; NON-SOLICITATION

     a.   Duty not to Compete

During the Term of this Agreement and for 12 months thereafter, Executive will not, anywhere, directly or indirectly, own, manage, operate, control, be employed by, participate in, provide services to, or be connected in any manner with the ownership, management, operation or control of any entity that is principally engaged in a business that is directly competitive with that of the Company within the continental United States, except that Executive may own, for investment purposes only, the capital stock or indebtedness of any company whose capital stock is publicly traded.

     b.   Duty of Confidentiality

During the term of this Agreement and for 12 months thereafter, Executive shall hold in a fiduciary capacity for the benefit of the Company and its affiliates all secret or confidential information, knowledge or data relating directly to the business of the Company or its affiliates, and their respective businesses, including but not limited to trade secrets, (i) obtained by Executive during Executive's employment by the Company and (ii) not otherwise in the public knowledge. Executive shall not, without prior written consent of the Company, except to the extent compelled pursuant to the order of a court or other body having jurisdiction over such matter or based upon the advice of counsel communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by the Company; provided, however, that Executive will assist the Company, at the Company's expense, in obtaining a protective order, other appropriate remedy or other reliable assurance that confidential treatment will be accorded such information disclosed pursuant to the terms of this Agreement.

     c.   Solicitation of Employees

Executive agrees that while he is employed by the Company, and for a period of 12 months following the termination of such employment for any reason, he will not employ, engage as a consultant, or form an association with any person who is then or who, during the preceding 6 months, was an employee of the Company, nor will he assist any other person in the solicitation of any person who is then or who, during the preceding 6 months was an employee of the Company.

     d.   Solicitation of Customers

Executive agrees that while he is employed by the Company and for a period of 12 months following the termination of such employment for any reason, he will not disturb, attempt to disturb or assist another in disturbing or attempting to disturb any business relationship or agreement between the Company or any other person or entity.


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     e.   Enforcement

Executive represents to the Company that the enforcement of the restrictions contained in this section would not be unduly burdensome to Executive. Executive agrees that the remedy at law for any breach by Executive of the provisions of this section may be inadequate and that the Company shall be entitled to injunctive relief. This section constitutes an independent and separable covenant that shall be enforceable notwithstanding any right or remedy that the Company may have under any other provision of this Agreement or otherwise.

10.  MISCELLANEOUS

     a. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous written, and all prior or contemporaneous oral, negotiations, understandings, arrangements, and agreements. Any amendment to this Agreement must be in writing and signed by the parties to this Agreement, or their successors in interest.

     b. The headings in this Agreement are for reference only and are not part of the substance of this Agreement.

     c. All notices under this Agreement shall be delivered in writing to the Company at 17 State Street, New York, NY 10004 and to Executive at 102-30 66th Road, Forest Hills, NY 11375 by Certified Mail, Return Receipt Requested, or such other method mutually agreeable to the Company and Executive.

     d. This Agreement and all of the provisions hereof shall inure to the benefit of and be binding upon the legal representatives, heirs, distributees, successors (whether by merger, operation of law or otherwise) and assigns of the parties hereto; provided, however, that Executive may not delegate any of Executive's duties hereunder, and may not assign any of Executive's rights hereunder, without the prior written consent of the Company.

     e. This Agreement may be executed in any number of counterparts by the parties hereto, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

     f. If any section, paragraph, term or provision of this Agreement shall be held or determined to be unenforceable, the balance of this Agreement shall nevertheless continue in full force and effect unaffected by such holding or determination. In any such event, the Executive and Company hereby agree that any such section, paragraph, term or provision that is held or determined to be unenforceable as written, shall nonetheless be in force and binding to the fullest extent permitted by law.


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     g.   This Agreement will be interpreted and the rights of the parties determined in accordance with the laws of the United States applicable thereto and the internal laws of the State of New York applicable to an agreement executed, delivered and performed therein without giving effect to the choice-of-law rules thereof or any other principle that could require the application of the substantive law of any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


Enigma Software Group, Inc.


/s/ Colorado Stark
-----------------------------
By: Colorado Stark
Chairman of the Board


/s/ Alvin Estevez
-----------------------------
Alvin Estevez